EXHIBIT 99.2
                    PRESS RELEASE ISSUED ON NOVEMBER 18, 1999


THURSDAY  NOVEMBER  18,  9:27  AM  EASTERN  TIME
COMPANY  PRESS  RELEASE
COMMUNITY  WEST  BANCSHARES  RESOLVES  REGULATORY  ISSUE

GOLETA, Calif.--(BUSINESS WIRE)--Nov. 18, 1999--Lew Stone, President & CEO of Community West Bancshares (Company) (Nasdaq: CWBC), announced that the Company's subsidiary, Goleta National Bank (Bank), has been notified by the Office of the Comptroller of the Currency (OCC) that, based upon the prompt capital investment by members of the Board of Directors of the Company, the Bank is considered adequately capitalized pursuant to the prompt corrective action provisions of the Federal Deposit Insurance Act.

John Markel, Chairman of the Board of the Company, said, ``To resolve this regulatory issue, our Board of Directors promptly provided nearly $11,200,000 to the Company in the form of equity and debt, all of which has been contributed from the Company to the Bank in the form of equity. Through this action, I believe that our Board has demonstrated its unwavering commitment to the protection and enhancement of shareholder value.''

The Company and Bank will amend any regulatory reports for December 31, 1998, and the first two quarters of 1999, to reflect the OCC's assessment of the Bank's capital levels and capital classification category for those periods. The Company also will amend its Form 10-K for 1998, and first and second quarter 1999 Form 10-Qs to reflect these developments and adjustments to its regulatory capital levels and classification status, and the discussion therein regarding the Bank's regulatory capital should not be relied upon until such amendments are filed with the Securities and Exchange Commission.


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Community  West  Bancshares  is a technology and financial services company with headquarters  in  Goleta,  California.

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release and are not guarantees of future performance or events. To the contrary, these forward-looking statements involve known and unknown risks and uncertainties and are dependent on future events and circumstances, many of which are beyond the control of the Company. These factors include, without limitation, adverse trends in loan payment delinquencies, asset quality or earnings, the adverse effects of competition on deposits and earnings, movements in market interest rates that reduce our margins or the fair value of the financial instruments we hold, national or regional economic slowdowns or recessions that increase the risk of loan defaults and credit losses, the ability of the Company and the Bank to raise capital or sell assets, restrictions and limitations imposed on the Company's and Bank's operations by banking laws and regulators, and many other factors, some of which are described in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Accordingly, the Company's actual results may differ materially from those in the forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or circumstances.

Contact:
     Community  West  Bancshares
     Randy  Shaffer,  805/692-1862
     fax:  805/692-8902


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